Exhibit 99.1

Aksys Announces Planned Change in Majority of Directors

Durus Financing Scheduled to Close June 23, 2006

LINCOLNSHIRE, Ill., June 9 /PRNewswire-FirstCall/ — Aksys®, Ltd. (Nasdaq: AKSY), a pioneer in innovative dialysis systems, today announced that it expects to file on or about June 12, 2006 with the Securities and Exchange Commission a Schedule 14f-1 regarding its planned change in the majority of the directors on its board. The board changes will become effective at the closing of the securities purchase agreement previously entered into by Aksys and Durus Life Sciences Master Fund, Ltd., which is anticipated to occur on or about June 23, 2006.

As previously announced, at the closing of the securities purchase agreement, Durus will exchange approximately $5.0 million of existing subordinated promissory notes of the company currently held by Durus for new shares of the company’s Series B preferred stock, which are convertible into five million shares of common stock of the company, and for warrants to purchase five million shares of common stock of the company. Durus also will exchange at the time of the closing approximately $10.8 million of existing subordinated promissory notes of the company for approximately $10.8 million of senior secured notes of the company. Durus will separately provide the company at the time of the closing with a line of credit for up to $5 million.

In addition, furthering its commitment to Aksys, Durus has informed the company that it expects to exercise its option under the securities purchase agreement to purchase for cash from the company between $1 million and $2 million of additional Series B preferred stock, convertible into shares of common stock at an initial conversion price of $1.00 per share, and warrants to purchase shares of common stock at $1.10 per share. The securities purchase agreement provides Durus with the option to purchase at one or more closings up to an additional $15 million of additional shares of the company’s Series B preferred stock and warrants on substantially the same terms as Durus’ initial investment in the company pursuant to the securities purchase agreement.

As a result of the changes to the board of directors, Aksys’ board will consist of a total of seven directors. The new directors appointed to the board will be Douglass B. Given, Timothy M. Mayleben, Gretchen C. Piller and Leslie L. Lake.

— Dr. Given, age 54, is a partner at Bay City Capital LLC, a merchant bank providing advisory services and investing in life science companies, a position he has held since January 2005. Dr. Given previously served as Venture Partner at Bay City Capital from January 2005 to December 2005, and Executive in Residence and Limited Partner at Bay City Capital from October 2000 to December 2003. Dr. Given is also chairman of VIA Pharmaceuticals, Inc., a drug development company targeting vascular inflammation that he founded in 2003. From July 2001 to June 2003, Dr. Given was President, Chief Executive Officer and a director of NeoRx Corporation, a life sciences company developing products for targeted delivery of cancer therapeutics. Dr. Given holds an M.D. and a Ph.D. from the University of Chicago, and an M.B.A. from the Wharton School of Business, University of Pennsylvania.

— Mr. Mayleben, age 45, is a consultant with ElMa Advisors LLC, an entity formed by Mr. Mayleben, where he has been advising life science and health care companies since 2004. Mr. Mayleben is a director of NightHawk Radiology Holdings, Inc., a publicly traded provider of overnight and off-hour radiology coverage for hospitals, a position he has held since February 2005. Mr. Mayleben is also a director of Aastrom Biosciences, Inc., a publicly traded developer of automated cell therapy system, where he has served since June 2005. From 2002 to 2004, Mr. Mayleben served as Chief Operating Officer of Esperion Therapeutics, a biopharmaceutical company, and from 1998 to 2004 as Esperion’s Chief Financial Officer. Mr. Mayleben received a B.B.A. from the University of Michigan and an M.B.A. with distinction from Northwestern University.

— Ms. Piller, age 42, is a Director of Research for Torrey Associates, LLC, an asset management firm focused on investing in global hedge funds, a position she has held since 2000. Prior to joining Torrey, Ms. Piller worked as a Principal and Portfolio Manager at Croesus Capital Management, LLC, a hedge fund firm specializing in emerging markets, from 1994 to 1999. At Croesus, Ms. Piller was involved in investing primarily in Latin America and Central/Eastern Europe, including Russia and the CIS in equity, debt, commodities, and foreign exchange. Prior to joining Croesus, Ms. Piller was a Vice President and Portfolio Manager at Putnam Investments in the Global Fixed Income Department from 1987 to 1994. Ms. Piller is a graduate of Mount Holyoke College and holds an M.B.A. degree from Boston University.

— Ms. Lake, age 41, is a Managing Director of the Invus Group, LLC, a private equity firm based in New York where she has managed the fund portfolio since 1995 and has been an active biotech and healthcare investor. Prior to joining Invus, Ms. Lake was the Executive Vice President of Cofinam, Inc., the family office of the Charles Feeney Family where she managed the firm’s liquid investments from 1990 to 1995. From 1993 to 1998, she also was the external Chief Investment Officer to the Mitchell Kapor Family, founder of Lotus 1-2-3. Ms. Lake began her career as an analyst for Joseph P. Kennedy Enterprises, the family office of the Kennedy, Shriver and Lawford families. Ms. Lake holds a B.A. in Economics from Simmons College.

The new directors will join Richard B. Egen, who has served on the company’s board of directors since November 1997, and Shodhan Trivedi, who has served on the company’s board of directors since March 2006. Laurence P. Birch is currently also a member of the company’s board of directors and serves as Aksys’ Chief Financial Officer and Interim President and CEO. The remaining current directors of Aksys, Lawrence D. Damron, Alan R. Meyer, Bernard R. Tresnowski and Brian J.G. Pereira, have agreed to resign from the board in connection with the closing.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys’ website: http://www.aksys.com .

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. These statements include, without limitation, statements relating to the anticipated closing date of the financing agreements we entered into with Durus Life Sciences Master Fund Ltd., and the anticipated amount of any additional investment by Durus in the Company pursuant to such agreements. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (vi) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; (x) risks related to the disposition of our common stock by Durus and its affiliates; (xi) risks related to our new POD strategy and focused resource allocation; and (xii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.